Exhibit 1

VOTING AGREEMENT

This VOTING AGREEMENT ("Agreement") is made and entered into as of October 22, 2009, by and among The Steak n Shake Company, an Indiana corporation ("SNS"), and the undersigned securityholder (the "Securityholder") of Western Sizzlin Corporation, a Delaware corporation (the "Company"). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement"), by and among SNS, Grill Acquisition Corporation, a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will merge with and into the Company such that the Company will continue as the surviving corporation and become a wholly-owned subsidiary of SNS, as more fully described in the Merger Agreement (the "Transaction");

WHEREAS, the Securityholder is the beneficial owner of, or exercises control and direction over, the number of issued and outstanding shares of Common Stock of the Company as set forth on the signature page hereof (the "Shares"); and

WHEREAS, as a material inducement for SNS to enter into the Merger Agreement, the Securityholder is willing to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Securityholder's Shares or New Shares (as defined below), or any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable, in respect of any Shares or New Shares (the "Securities"), and (ii) vote such Securityholder's Securities as set forth herein;

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

1.           Agreement to Retain Shares.

1.1.           Transfer and Encumbrance. The Securityholder agrees that it will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge, exchange, or otherwise dispose of or encumber the Securities (except as may be specifically required by court order, in which case the Securityholder shall give SNS prior written notice and any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the Expiration Date (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Securityholder's obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Securities, in each case, in a manner that conflicts or may conflict with the Securityholder's obligations hereunder.  As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Termination Date (as such term is defined in the Merger Agreement), and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (including any extensions to the Merger Agreement, as provided for therein).

1.2.           New Shares. The Securityholder agrees that any shares of the capital stock or securities of the Company that the Securityholder purchases or with respect to which the Securityholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (the "New Shares"), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any New Shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.           Agreement to Vote. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Securityholder agrees to vote the Securities, and, to the full extent legally permitted, cause holders of record of the Securities to vote (and to provide evidence thereof within ten (10) days prior to the meeting): (i) in favor of approval of the Transaction, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Transaction; (ii) in favor of any alternative structure as may be agreed upon by SNS and the Company to effect the Transaction; provided that such alternative structure is on terms in the aggregate no less favorable to the Securityholder than the terms of the Transaction set forth in the Merger Agreement (including, without limitation, with respect to the consideration to be received by the Securityholder); and (iii) against the consummation of any Superior Proposal or any action, proposal, agreement or transaction (other than the Transaction, the Merger Agreement or the transactions contemplated thereby) that in any such case would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, which could reasonably result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or which would be inconsistent with the Transaction or any other transaction contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder will not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 2. In addition, prior to the Expiration Date, the Securityholder agrees not to enter into any agreement, discussions or negotiations with any Person other than SNS or any of its affiliates with respect to an Acquisition Proposal or a potential Acquisition Proposal. This Agreement is intended to bind the Securityholder as a stockholder of the Company only with respect to the specific matters set forth herein.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting in his, her or its sole discretion on any matter other than those matters referred to in this Agreement.

3.           No Opposition. Prior to the Expiration Date, the Securityholder agrees not to take, or cause to be taken, any action in its capacity as a stockholder of the Company that would prevent the consummation of the Transaction and the transactions contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder agrees to take, or cause to be taken in its capacity as a stockholder of the Company, all actions necessary to effect the Transaction and the transactions contemplated by the Merger Agreement.

4.           Representations, Warranties and Covenants of Securityholder. The Securityholder hereby represents and warrants to, and covenants with, SNS that:

4.1.           Ownership. The Securityholder has good and marketable title to, and is the sole legal and beneficial owner of the Shares, in each case free and clear of all Liens. As of the date hereof, the Securityholder does not beneficially own any shares or securities of the capital stock of the Company other than such Securityholder's Shares or shares issuable upon exercise of outstanding options awarded under the Company's stock incentive plans.

4.2.           Authorization; Binding Agreement. The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto. The Securityholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by SNS, this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms.

4.3.           No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) require the Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any Governmental Authority; (ii) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any Law or any arbitration award binding upon the Securityholder; or (iii) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Securityholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Securityholder is subject or by which the Securityholder or any of the Securityholder's properties or assets are bound. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares. The Securityholder has not previously assigned or sold any of the Shares to any third party.

4.4.           Regulatory Approvals. The Securityholder agrees that, so long as the Securityholder is required to vote the Securities in favor of the Transaction, the Securityholder shall, at SNS's or the Company's cost, cooperate with all reasonable requests by SNS in obtaining all governmental and regulatory approvals required to permit SNS to complete the Transaction as contemplated in the Merger Agreement.

4.5.           Public Disclosure. The Securityholder agrees not to make any public disclosure or announcement of or pertaining to this Agreement, the Transaction, the Merger Agreement or the transactions contemplated thereby nor to disclose that any discussions or negotiations are taking place in connection therewith without the prior written consent of SNS, except as required by Law or stock exchange rule.

5.           Further Assurances. The Securityholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of SNS, to carry out the purpose and intent of this Agreement and to consummate the Transaction, the Merger Agreement and the transactions contemplated thereby.

6.           Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Expiration Date.

7.           Miscellaneous.

7.1.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

7.2.           Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that SNS may freely assign its rights to a direct or indirect wholly-owned subsidiary of SNS without such prior written approval but no such assignment shall relieve SNS of any of its obligations hereunder. Any purported assignment without such consent shall be void.

7.3.           Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

7.4.           Specific Performance; Injunctive Relief. The parties hereto acknowledge that SNS will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to SNS upon such violation, SNS shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to SNS at law or in equity.

7.5.           Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand, national or international overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand or telecopy, one (1) day after dispatch by overnight courier, and three (3) business days after dispatch by mail), as follows:

(a)           if to SNS, to:

William J. Regan, Jr.
Chair, Special Committee of the Board of Directors
of The Steak n Shake Company
8624 Fairway Green Drive
Fair Oaks Ranch, TX 78015
Facsimile No.:                         (830) 755-4368

with a copy to:

Ice Miller LLP
One American Square, Suite 2900
Indianapolis, IN 46282-0200
Attention: Mark Barnes
Facsimile No.:                         (317) 592-4868

and/or

Anthony Aaron
Facsimile No.:                         (317) 592-4659

(b)           if to the Securityholder, to the address set forth beneath such Securityholder's signature below.

7.6.           Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.7.           Entire Agreement. This Agreement contains the entire understanding of SNS and Securityholder in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

7.8.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

7.9.           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

7.10.           Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement, or any judgment entered by any court in respect thereof shall be brought in the courts of Indiana or the applicable U.S. District Court in Indiana as the commencing party may elect, and the Securityholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Securityholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which the Securityholder may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Indiana or the applicable U.S. District Court in Indiana, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought Indiana or in such District Court has been brought in an inconvenient forum.

7.11.           No Limitation on Actions of the Securityholder as Director. Notwithstanding anything to the contrary in this Agreement, in the event the Securityholder, or a representative of the Securityholder, is an officer or director of the Company, nothing in this Agreement is intended or shall be construed to require the Securityholder, or its representative, as the case may be, in such individual's capacity as an officer or director of the Company, to act or fail to act in accordance with such individual's fiduciary duties in such capacity.

7.12.           Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

7.13.           Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OT OF OR RELATED TO THIS AGREEMENT, ANY PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

7.14.           Disclosure. The Securityholder hereby authorizes SNS to publish or disclose in any SNS reports required to be filed under the Exchange Act or the Securities Act, including, without limitation, any report on Form 8-K or any Schedule 13D, if applicable, and any other applicable Laws, its identity and the nature of its commitments, arrangements and understandings under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

THE STEAK N SHAKE COMPANY

By:	/s/ William J. Regan

Printed:	William J. Regan

Title:	Ch. SNS Special Committee

SECURITYHOLDER

THE LION FUND, L.P.

By:	/s/ Sardar Biglari

Print Name:	Sardar Biglari

Title:	Chairman & CEO

Shares beneficially owned:

_______ shares of Common Stock

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